EXHIBIT 15.6

May 3, 2024

The Board of Directors of
Eastern Energy Gas
10700 Energy Way
Glen Allen, Virginia 23060

We are aware that our report dated May 3, 2024, on our review of the interim financial information of Eastern Energy Gas appearing in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, is incorporated by reference in Registration Statement No. 333-276072 on Form S-3.

/s/ Deloitte & Touche LLP

Richmond, Virginia